Exhibit 99.1


For Immediate Release                         Press Contact:
---------------------                         Stacy Roth
                                              FIND/SVP Inc.
                                              Director, Corporate Communications
                                              (212) 463-6350
                                              sroth@findsvp.com
                                              -----------------

                                              Investor Contact:
                                              Charles Messman
                                              The MKR Group
                                              (626) 395-9500
                                              charles@mkr-group.com
                                              ---------------------



                  FIND/SVP REPORTS SOLID FIRST QUARTER RESULTS
                   -- REVENUE INCREASE OF 88% TO $9,606,000 --
                    -- EBITDA INCREASE OF 54% TO $525,000 --


New York, N.Y., May 13, 2004--FIND/SVP, Inc. (OTCBB:FSVP), a leading provider of business advisory, research and consulting services, today announced increased operating performance in the first quarter ended March 31, 2004.

For the quarter ended March 31, 2004, FIND/SVP reported operating income of $306,000, as compared to a reported operating income of $5,000 in the comparable period of the prior year. After giving effect to a non-recurring charge of investment impairment, and the final recognition of nonrecurring accretion on redeemable common stock, the Company reported a net loss attributable to common shareholders of ($134,000), or $0.01 per share, in the quarter, as compared to net income of $45,000, or $0.00 per share, one year earlier.

Revenues in the quarter increased 88% to $9,606,000, compared to $5,102,000 reported in the first quarter of 2003. The current quarter includes revenue from Guideline and Teltech, which were acquired on April 1, 2003 and July 1, 2003, respectively.

EBITDA* for the quarter was $525,000, a 54% increase, compared to EBITDA* of $340,000 one year earlier. Adjusted EBITDA* for the quarter was $852,000, a 165% increase over the $322,000 reported one year earlier.

"I am pleased with the progress we have made in operating performance compared to both one year ago, and the fourth quarter of last year," said, David M. Walke, Chief Executive Officer of FIND/SVP, Inc., "We continue to see the benefits of cross-selling the diverse suite of services that we currently provide to our existing clients."

Mr. Walke noted, "We continue to devote significant time to the development and application of a series of initiatives focused on organic revenue growth. Most specifically, we have taken steps to address the year-over-year revenue decline in our QCS segment, and made substantial progress in the first quarter in stabilizing our subscription base."

"We were also pleased to see that Guideline Research Corp. and Teltech, the two acquisitions we completed last year, were on or above plan in the first quarter, despite modest seasonality of those businesses in the first half of the year, " Mr. Walke continued.

As previously announced, there have been a few significant developments that occurred just beyond the first quarter, including:

     o A PRIVATE PLACEMENT OF EQUITY SECURITIES TOTALING $13.5 MILLION IN GROSS PROCEEDS. The net proceeds, expected to be approximately $12.3 million, will be used to repay debt, and, for working capital and general corporate purposes, including to finance potential acquisitions.

"We appreciate the vote of confidence evident by the strong level of interest in our recently completed PIPE offering," Mr. Walke said. "The capital raised further enhances the financial strength of FIND/SVP, which will be utilized to accelerate our internal growth initiatives as well as our acquisition strategies."

     o THE APPOINTMENT OF MARC C. LITVINOFF AS CHIEF OPERATING OFFICER, AND A MEMBER OF THE COMPANY'S OPERATING MANAGEMENT GROUP. Marc has significant experience and a proven record of success in the research and business intelligence industries with companies such as Dataquest, Knowledge Networks and RHK, which we anticipate will provide outstanding benefits to the Company.

     o THE LAUNCH OF THE FORBES.COM "CUSTOM RESEARCH CENTER" BY THE COMPANY, WHICH OFFERS LIVE RESEARCH-BASED SERVICES FOR BUSINESS EXECUTIVES. The Custom Research Center will make it possible for Forbes.com's audience of affluent and influential business leaders to purchase personalized answer briefs to confidential questions about competitors, industry trends or virtually any business issue. For in-depth research project requests, business executives will be given the opportunity to submit a request for proposal.

     o CONTINUED DEVELOPMENT OF A SEARCH-FOCUSED VENTURE UNDER THE NAME AND URL FIND.COM.

Mr. Walke concludes that, "This is currently a very dynamic and exciting period for FIND/SVP, and I look forward to continued progress in organic growth, inclusive of our pursuit to expand the breadth of services we offer."

CONFERENCE CALL INFORMATION

FIND/SVP has scheduled a conference call at 11:00 a.m. EST, today, Thursday, May 13, 2004, to review the first quarter financial results. A replay of the conference call will be available two hours after the call for five business days by dialing (800) 642-1687 and entering the following pass code: 7351819. Also, an instant replay of the conference call will be available over the Internet at http://www.findsvp.com/ in the Investor Relations area of the web site or by going to http://www.mkr-group.com/.


*EBITDA is defined as net income (loss) excluding interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as net income (loss) excluding interest, taxes, depreciation and amortization, compensation expense from option grants, other income, and other non-recurring charges. Although EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles ("GAAP"), we believe it is useful to investors because it is a widely used financial measure that provides relevant and useful information for evaluating financial performance. Furthermore, some of our financial and other covenants related to subordinated debt are based on, and refer to, the calculation of EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to measures of operating performance under GAAP.


FORWARD-LOOKING STATEMENTS

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth-certain risks and uncertainties that may have an impact on future results and direction of the Company. The Company does not report on its progress during a quarter until after the quarter has been completed and appropriately disclosed its results.

ABOUT FIND/SVP

FIND/SVP, Inc. (http://www.findsvp.com) is a knowledge services company that offers a full suite of custom business intelligence, advisory, research, and consulting solutions to address clients' critical business issues. FIND/SVP helps executives enhance their business performance and profit from opportunities through targeted research and advisory work, providing its over 1,500 member clients with a competitive business advantage. Founded in 1969, FIND/SVP is the second largest member of the global SVP Group, which serves more than 75,000 executives in 11,000 companies worldwide.

FIND/SVP COMPARATIVE STATEMENTS OF INCOME (LOSS)
(UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                ------------------
                                                                     MARCH 31
                                                                     --------       %
                                                         2004          2003       Change
                                                         ----          ----       ------
Revenue                                                 $9,606,000   $5,102,000      88.3%

Operating income                                          $306,000       $5,000   6,020.0%

EBITDA                                                    $525,000     $340,000      54.4%

Adjusted EBITDA (1,2)                                     $852,000     $322,000     164.6%

(Loss) Income Before Income Taxes                         $(15,000)     $65,000    (123.1%)

Net (Loss) Income                                         ($11,000)     $45,000    (124.4%)

Net (loss) income attributable to common
shareholders'(3)                                         ($134,000)     $45,000    (397.8%)

Loss Per Share - Basic & Diluted                            ($0.01)       $0.00

Weighted Average Shares
   Outstanding - Basic                                  13,246,906   10,215,730      29.7%
   Outstanding - Diluted                                13,246,906   11,635,280      13.9%

(1) ADJUSTED EBITDA (000'S OMITTED) FOR THE THREE MONTHS ENDED MARCH 31, 2004 IS AS FOLLOWS:

Net loss                                         $     (11)
Tax benefit                                             (4)
Depreciation and amortization                          314
Interest Expense                                       226
Asset impairment                                        95
Other                                                  232
                                                       ---

ADJUSTED EBITDA                                  $     852



(2) ADJUSTED EBITDA (000'S OMITTED) FOR THE THREE MONTHS ENDED MARCH 31, 2003 IS AS FOLLOWS:

Net income                                       $      45
Tax provision                                           20
Depreciation and amortization                          248
Interest Expense                                        27
Other                                                  (18)
                                                       ---

Adjusted EBITDA                                  $     322

(3) Net loss for the three months ended March 31, 2004 of $11,000 was decreased by accretion on redeemable common shares of $113,000 and preferred dividends of $10,000, resulting in net loss attributable to common shareholders of $134,000.

FIND/SVP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS


                                                                      MARCH         DECEMBER
                                                                        31             31
                                                                       2004           2003
                                                                       ----           ----
                                                                   (UNAUDITED)
                            ASSETS
  Cash and cash equivalents                                          $541,000       $821,000
  Accounts receivable, net                                          7,841,000      6,645,000
  Deferred tax assets                                                 505,000        505,000
  Prepaid expenses and other current assets                         1,081,000        920,000
                                                               --------------  -------------

    Total Current Assets                                            9,968,000      8,891,000
                                                               --------------  -------------

  Property, Plant & Equipment - Net                                 2,254,000      2,368,000
  Goodwill, net                                                    10,162,000      8,765,000
  Intangibles, net                                                  1,103,000      1,137,000
  Deferred tax assets                                               1,117,000      1,090,000
  Deferred rent                                                       368,000        398,000
  Cash surrender value of life insurance                              127,000        214,000
  Non-marketable equity securities                                     90,000        185,000
  Other assets                                                        583,000        554,000
                                                               --------------  -------------

    Total assets                                                  $25,772,000    $23,602,000
                                                               ==============  =============

             LIABILITIES AND SHAREHOLDERS' EQUITY
  Current maturities of notes payable                              $1,276,000     $1,076,000
  Trade accounts payable                                            2,181,000      2,609,000
  Accrued expenses and other                                        3,649,000      3,205,000
  Unearned retainer income                                          6,017,000      4,067,000
                                                               -----------------------------
    Total current liabilities                                      13,123,000     10,957,000
                                                               --------------  -------------

  Notes payable                                                     3,138,000      3,170,000
  Deferred compensation and other liabilities                         411,000        419,000

  Redeemable, convertible, preferred stock                            540,000        530,000


  Redeemable common stock                                           1,090,000        977,000

  Shareholders' Equity                                              7,470,000      7,549,000
                                                               --------------  -------------

    Total Liabilities and Shareholders' Equity                    $25,772,000    $23,602,000
                                                               ==============  =============